  Exhibit 99.1

ParkerVision Reports Third Quarter 2019 Results

Year-Over-Year Loss Cut by Over 50% As Patent Enforcement Cases Get Underway

JACKSONVILLE, Fla., November 14, 2019 – ParkerVision, Inc. (OTCQB: PRKR), a developer and marketer of technologies and products for wireless applications, today announced results for the three and nine months ended September 30, 2019.

Third Quarter 2019 Summary and Recent Developments

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U.S. district court cases in Florida against Qualcomm, Apple, and HTC move forward with jury trials scheduled for November 2020 (in Jacksonville, Florida) and December 2020 (in Orlando, Florida).

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A claim construction hearing was held in the Orlando, Florida case on November 12, 2019.

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A claim construction order was issued in the Jacksonville, Florida case in which the court adopted ParkerVision’s proposed construction for two terms and adopted the “plain and ordinary meaning” for the remaining terms.

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The Jacksonville, Florida court denied Apple’s motion for summary judgement in which Apple sought to be released from the case and limit the liability for damages solely to Qualcomm.

Third Quarter and Nine Month Financial Results

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Net loss for the third quarter of 2019 declined 56% to $2.1 million, or $0.07 per common share, compared to $4.8 million, or $0.19 per common share, for the third quarter of 2018.

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Net loss for the nine months ended September 30, 2019 declined 58% to $5.8 million, or $0.19 per common share, compared to $13.6 million, or $0.59 per common share, for the nine months ended September 30, 2018.

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Cash used for operations decreased approximately 64% for the nine months ended September 30, 2019 compared to the same period in 2018 as a result of the Company’s cost reduction measures.

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The Company received approximately $2.7 million from debt financings during the nine months ended September 30, 2019, primarily from the sale of five-year convertible notes, with fixed conversion prices ranging from $0.08 to $0.25 per share. The majority of the proceeds were used to finance operations, with $0.15 million used for retention payments to legal counsel engaged to assist in a range of litigation related activities.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “Over a decade ago ParkerVision invested hundreds of millions of dollars in the research, development and marketing of innovative RF transceiver technologies. ParkerVision technologies helped pave the way for the tiny wireless semiconductor chips that are now commonplace in billions of devices shipped yearly.”

Parker continued, “The earliest unauthorized use of our patented technologies that we identified was by Qualcomm who we allege has used our technologies as the centerpiece of their wireless products for over a decade now. Based on Qualcomm’s own internal communications, we believe this was no accident. Unfortunately changes to the U.S. patent system have slowed to a crawl the process of enforcing patent rights. The changes to the patent system have created an uneven playing field between small innovators and industry giants who take advantage of the slow remedies available to those smaller innovators. This results in great harm to companies like ParkerVision who have had to shelve the investment in important R&D in favor of defending against the unlicensed use of their inventions. We are fortunate to have received tens of millions of dollars in support from third-party funders, our litigators and our shareholders to defend our patents. These investments are a result of the merits of our claims and the importance of the inventions we brought to market. Our goal continues to be the recovery of fair compensation from those who are benefitting from our discoveries.”

About ParkerVision
ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2018 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2019. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc. 904-732-6100 cpoehlman@parkervision.com

(TABLES FOLLOW)

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ParkerVision, Inc.

Balance Sheet Highlights

(in thousands)	(unaudited) September 30, 2019	December 31, 2018
Cash and cash equivalents	$130	$1,527
Prepaid expenses	726	538
Accounts receivable and other current assets	51	122
Finished goods inventories	21	98
Property and equipment, net	84	129
Operating lease right-of-use assets	311	-
Intangible assets & other	3,190	3,917
Total assets	4,513	6,331

Accounts payable and other accrued expenses	3,423	1,833
Operating lease liabilities, current portion	262	86
Notes payable, current portion	1,964	2,437
Long-term liabilities	28,584	27,285
Shareholders’ deficit	(29,720)	(25,310)
Total liabilities and shareholders’ deficit	$4,513	$6,331

ParkerVision, Inc.
Summary of Results of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2019	2018	2019	2018
Product revenue	$35	$13	$70	$128
Cost of sales	(35)	(12)	(70)	(96)
Inventory impairment charge	-	(975)	-	(1,017)
Gross margin	-	(974)	-	(985)

Research and development expenses	-	685	334	2,560
Selling, general and administrative expenses	1,950	2,522	5,957	8,401
Restructuring charges	-	607		607
Total operating expenses	1,950	3,814	6,291	11,568

Interest and other income (expense)	(101)	(24)	(239)	(56)
Change in fair value of contingent payment obligation	(68)	(26)	755	(1,013)
Total interest and other	(169)	(50)	516	(1,069)

Net loss	$(2,119)	$(4,838)	$(5,775)	$(13,622)

Basic and diluted net loss per common share	$(0.07)	$(0.19)	$(0.19)	$(0.59)

Weighted average shares outstanding	32,012	25,997	30,706	23,282

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
(in thousands)	September 30,
	2019	2018
Net cash used in operating activities	$(3,294)	$(9,066)
Net cash provided by investing activities	4	19
Net cash provided by financing activities	1,893	7,960

Net decrease in cash and cash equivalents	(1,397)	(1,087)

Cash and cash equivalents - beginning of period	1,527	1,354

Cash and cash equivalents - end of period	$130	$267

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